KING INVESTMENT ADVISORS, INC.

CODE OF ETHICS

INTRODUCTION

This Code of Ethics (Code) has been adopted by King Investment Advisors, Inc. (KING) with respect to the investment advisory services of KING for all its clients.  The Code establishes standards and procedures for the detection and prevention of inappropriate personal security transactions by persons having knowledge of the investments and investment intentions for  a KING client and addresses other situations involving a potential conflict of interest.  It also establishes fiduciary obligations and requires supervised persons to comply with applicable federal securities laws thereby promoting a strong ethical culture.  Definitions of underlined  terms are included in Appendix A.

KING is subject to a number of federal securities laws.  Most of the laws with which employees must comply are found in the Investment Advisers Act of 1940 and the Investment Act of 1940 (regulates mutual funds), The Securities Exchange Act of 1934, and the Employee Retirement Income Security Act of 1974 (ERISA).  The firm and its employees must also comply with other applicable federal securities laws, as well as any state securities laws in which the firm is registered.

This Code is intended to ensure that the personal securities transactions of persons subject to the Code are conducted in accordance with (1) the requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s responsibility and position of trust; and (2) the fundamental standard that KING personnel not take inappropriate advantage of their positions.

I.          WHO IS COVERED BY THIS CODE

This Code applies to all directors, officers and employees of KING who are referenced in Appendix B.  KING forbids any director, officer, or employee from engaging in conduct that is contrary to this Code and related procedures.  Certain provisions apply only to Access Persons.  All Access Persons are subject to the Code’s restrictions and requirements regarding opening securities accounts, effecting securities transactions, reporting securities transactions, maintaining information and documents in a confidential manner, and other matters.

All Access Persons must report promptly to the Chief Compliance Officer (CCO) any violations of the Code, including self-reporting of their own violations.  The CCO will treat all reported violations and employees reporting violations in a professional and confidential manner.

Failure to comply with this Code is a very serious matter and may result in disciplinary action, including, among other things, monetary fines, disgorgement of profits, and suspension or termination of employment.

II.        PROHIBITED TRANSACTIONS

            A. All Directors, Officers, and Employees:

1.  Prohibition Against Fraudulent Conduct.  No director, officer, or employee may use any information concerning a security held or to be acquired by a client, or his or her ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a client.  In addition, no director, officer, or employee shall, directly or indirectly:

a.       employ any device, scheme or artifice to defraud a client or engage in any manipulative practice with respect to a client;

b.      make to a client, any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c.       engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client; or

d.      engage in any manipulative practice with respect to a client.

2.  Confidentiality.  Except as required in the normal course of carrying out their business responsibilities, no director, officer, or employee shall reveal information relating to the investment intentions or activities of any client, or securities that are being considered for purchase or sale on behalf of any client.

B. Access Persons.  In addition to the restrictions in Section II(A)(1), Access Persons are subject to the following restrictions:

1.      Trade Day Ban.  Access Persons shall not purchase or sell a Covered  Security  in an account on the same day during which they know, or should have known, an account has a pending “buy” or “sell” order in that same security.  For purposes of this Section, the (i) common stock and any fixed income security of an issuer shall not be deemed to be the same security and (ii) non-convertible preferred stock of an issuer shall be deemed to be the same security as the fixed income securities of that issuer; and (iii) convertible preferred stock shall be deemed to be the same security as both the common stock and fixed income securities of that issuer.

a. Trade Day Ban Exclusions and Definitions.  The following transactions shall not be prohibited by this Code and are not subject to the limitations of Section II(B)(1):

(1)   purchases or sales over which the Access Person has no direct or indirect influence or control (for this purpose, you are deemed to have direct or indirect influence or control over the accounts of a spouse, minor children, and relatives residing in the Access Person’s home);

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(2)   purchases which are part of an automatic dividend reinvestment plan;

(3)   purchases or sales which are non-volitional on the part of the Access Person; and

(4)   purchases made upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

2. Undue Influence.  Access Persons shall not cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to them and shall not recommend any securities transactions for a client without having disclosed their interest, if any, in such securities or the issuer thereof, including, without limitation, (a) Beneficial Ownership of any securities of such issuer, (b) any position with such issuer or its affiliates, and (c) any present or proposed business relationship between the Access Person (or any party in which he or she has a significant interest) and such issuer or its affiliates.

3. Corporate Opportunities.  Access Persons shall not take personal advantage of any opportunity properly belonging to a client.

4. Other Prohibited Transactions.  Access Persons shall not:

1. induce or cause a client to take action or to fail to take action, for personal benefit rather than for the benefit of the client;

2. accept anything other than of de minimis value or any other preferential treatment from any broker-dealer or other entity with which a client does business;

3. use knowledge of portfolio transactions of a client for their personal benefit or the personal benefit of others; or

4.   violate the anti-fraud provisions of the federal or state securities laws.

5.      establish or maintain an account at a broker-dealer, bank or other entity through which securities transactions may be effected without written notice to the designated CCO prior to establishing such an account.

                        5. Blackout Period.  No Access Person shall purchase or sell a Covered

            Security within two days before the day or two days after the day a client makes a trade.  Any profits realized on trades in violation of this restriction shall be disgorged and given to charity.

To clarify, the blackout period does not include the trade date itself. The Trade Day Ban is covered under Section II(B)(1), Access Person.

6. Blackout Period Exclusions and Definitions.  The following transactions

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shall not be prohibited by this Code and are not subject to the limitations of Section II(B)(5):

a.       trades by the Access Person in the same direction as the client the day after a client trade;

b.      purchases or sales over which the Access Person has no direct or indirect influence or control (for this purpose, you are deemed to have direct or indirect influence or control over the accounts of a spouse, minor children, and relatives residing in the Access Person’s home);

c.       purchases which are part of an automatic dividend reinvestment plan;

d.      purchases or sales which are non-volitional on the part of the Access Person; and

e.       purchases made upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

f.       purchases and sales considered de minimus or immaterial because of the liquidity of the security involved.  To be considered de minimus, the trade must be less than 1% of the average daily volume of the stock 10 days prior to the trade date. Such de minimus purchases or sales must have the written approval of the Chief Compliance Officer.

7. Short-Term Trading Profits.  Access Persons shall not profit from the purchase and sale or sale and purchase of securities within 60 calendar days if such securities are held by a client’s portfolio.  Any profits realized on such short-term trades shall be disgorged to charity.

8. Initial Public Offerings.  Access Persons must obtain prior written approval from the designated CCO before directly or indirectly acquiring securities in an initial public offering.

9. Private Placements.  Access Persons may not directly or indirectly acquire securities in a private placement unless the CCO determines whether the investment opportunity should be reserved for a client, and whether such opportunity is being offered to the Access Persons by virtue of their position with the firm.  Any Access Person who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the Compliance Officer if he or she plays a material role in the firm’s subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the Access Person has previously disclosed the ownership of the privately placed security in compliance with the pre-clearance requirements of this section.  Once disclosure is given, an independent review of the firm’s investment decision will be made.

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10. Structured Notes.  Access Persons may not directly or indirectly acquire securities in a structured note unless the CCO determines whether the investment opportunity should be reserved for a client, and whether such opportunity is being offered to the Access Person by virtue of their position with the firm.  Any Access Person who has taken a personal position in a structured note will be under an affirmative obligation to disclose that position in writing to the CCO if he or she plays a material role in the firm’s subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the Access Person has previously disclosed the ownership of the structured note in compliance with the pre-clearance requirements of this section.  Once disclosure is given, an independent review of the firm’s investment decision will be made.

11. Service as a Director.  Access Persons shall not serve on the board of directors of publicly traded companies, absent prior authorization based upon a determination by the CCO that the board service would be consistent with the interests of KING and its clients.

III.       PRE-APPROVAL PROCESS FOR PURCHASE OF COVERED SECURITIES

A. Personal Securities Trading Pre-approval.  Access Persons must have approval from the Chief Compliance Officer prior to purchasing Covered Securities over which they are deemed to have direct or indirect beneficial ownership.  This approval is granted by completing and submitting one of the following forms, copies of which are available from the Compliance Assistant.

1.  Form A.   Approval for Personal Security Transactions.  If requesting approval to buy or sell a security that KING clients presently own or that KING may purchase in the immediate future.

2.  Form B.  Personal Security Transactions for Immaterial Trades.  If requesting approval to make a purchase or sale that will be immaterial to KING clients because of the liquidity of the security involved.

            The firm’s CIO reviews Forms A and B submitted by the Chief Compliance Officer.  Jane Lightfoot, Office Manager and member of the compliance team, reviews the CCO’s Personal Securities Transactions Form prepared by the Compliance Assistant.

IV.       DISGORGEMENT OF PROFITS

Any Access Person who violates Section II, Prohibited Transactions, will disgorge any profits realized on such transactions and donate such profits to charity.

V.        REPORTING REQUIREMENTS

A. Reporting.  Access Persons, must report to the designated CCO the information described in this Section with respect to transactions in any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership.

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B. Exclusions from Reporting.  Purchases or sales in Covered Securities in an account in which the Access Person has no direct or indirect control are not subject to the reporting requirements of this Section.

C. Initial Holdings Reports.  No later than ten (10) days after an Access Person becomes subject to this Code (which information must be current as of date no more than 45 days prior to the date the person becomes an Access  Person), he or she must report the following information:

1.      the title, number of shares, and principal amount of each Covered Security (whether or not publicly traded) in which the Access Person has any direct or indirect Beneficial Ownership as of the date he or she became subject to this Code;

2.      the most recent copies of statements of any broker, dealer, or bank with whom the Access Person maintained an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date he or she became subject to this Code; and

D. Monthly Broker-Dealer Statements.  No later than ten (10) days after the end of a month the Chief Compliance Officer must receive either:

1.a duplicate of all the Access Person’s monthly brokerage statements directly from the brokerage firm for accounts over which the Access Person has direct or indirect influence (this is the preferred procedure); or

2.      if the Access Person’s brokerage firm will not send KING duplicate statements directly, the Access Person will submit a copy to KING of the statements for accounts over which the Access Person has direct or indirect influence by the 10th of the month.

3.      The Compliance Assistant will record the date on which the statements are submitted by the brokerage firm or by the Access Person.

E. Monthly Transaction Report.  No later than ten (10) days after the end of the month, Access Person must submit all of their securities transactions for the month on the Monthly Personal Securities Transactions Report which including:

1.      Trade date

2.      Security name

3.      Whether KING currently owns

4.      If KING does not own, has KING’s Investment Advisory Group
(“IAG”) agreed to purchase or sell the security in the next 15 business days

5.      If not owned, does Access Person plan to recommend purchase or sell to IAG in the next 15 business days

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F. Certification of Compliance.  All Access Persons are required to certify annually (in the form of Attachment A) that they have read and understood the Code and recognize that they are subject to the Code.  The acknowledgment is turned in to the Compliance Analyst or to the Office Manager and is then filed in the employee’s personal compliance file.  Further, all Access Persons are required to certify annually that they have read and complied with all the requirements of the KING Code of Ethics and Compliance Policies and have disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

Any new amendments to the KING Code of Ethics and Compliance Policies Manual may be distributed in two different ways.  First, the amendments are discussed and distributed during the periodic compliance education workshops.  Second, if changes are made and no compliance meeting is scheduled within a reasonable amount of time to the amendment adoption, then the Office Manager designates an employee to add the new amendment pages to each employee’s manual.  The employees are then notified of the amendment and requested to read it.  Additionally, the new amendments are discussed during the next compliance education workshop.

A list of changes and amendments to the Code of Ethics and Compliance Policies is maintained by the Office Manager and is available for distribution to the employees as needed.

G. Report Qualification.  Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

E. Account Opening Procedures.  All Access Persons shall provide written notice to the Compliance Officer prior to opening any account with any entity through which a Covered Securities transaction may be effected.  In addition, Access Persons must promptly:

1.         provide to KING, its agents, and attorneys full access to any and all records and documents which KING considers relevant to any securities transactions or other matters subject to the Code;

2.         cooperate with KING, or its agents, and attorneys, in investigating any securities transactions or other matter subject to the Code.

3.         provide to KING, its agents, and attorneys an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter relating to the Code; and

4.         promptly notify in writing the Chief Compliance Officer, or any such individual as KING may direct, any incident of noncompliance with the Code by anyone subject to this Code.

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VI.       ASSOCIATED AND PROPRIETARY ACCOUNTS

A.  Fountainhead Special Value Fund (“the Fund”).  The majority of shareholders in the Fountainhead Special Value Fund are not associated with KING.  The Fund is considered a client of the firm and is subject to KING’s Best Execution and Trading Policy.

B.  KING Profit Sharing Plan and Corporate Investment Plan.  The KING Profit Sharing Plan and Corporate Investment Plan, and any other such 100% KING-owned investment account will be considered the same as Access Persons of KING and are subject to the same trading restrictions.

VII.     COMPLIANCE OFFICER

A.  Duties of Compliance Officer.  Pat Swanson, Managing Director of KING, has been appointed as the CCO to:

1.         review all securities transactions and holdings reports and maintain the names of persons responsible for reviewing these reports;

2.         identify all persons subject to this Code who are required to make these reports and promptly inform each person of the requirements of this Code;

3.         compare, on a monthly basis, all Covered Securities transactions within the past 60 days with each client’s completed portfolio transactions to determine whether a Code violation may have occurred;

4.         maintain a signed acknowledgement by each person who is then subject to this Code, in the form of Attachment A; and

5.         identify persons who are Access Persons of KING and inform those persons of their requirements to obtain prior written approval from the CCO prior to directly or indirectly acquiring ownership of a security in any private placement.

B.  Potential Trade Conflict.  When there appears to be a transaction that conflicts with the Code, the CCO shall request a written explanation of the person’s transaction.  If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the designated CCO with a recommendation of appropriate action to KING’s President.

C.  Required Records.  The CCO shall maintain and cause to be maintained:

1.         a copy of any Code of ethics adopted by KING which has been in effect during the previous five (5) years in an easily accessible place;

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2.         a record of any violation of any code of ethics and of any actions taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

3.         a copy of each report made by anyone subject to this Code as required by Section IV for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

4.         a list of all persons who are, or within the past five (5) years have been, required to make reports or who were responsible for
reviewing these reports pursuant to any code of ethics adopted by
KING, in an easily accessible place;

5.         a copy of each written report and certification required pursuant to
Section 5(e) of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place; and

6.         a record of any decision, and the reasons supporting the decisions, approving the acquisition by Access Person of initial public offerings or privately placed securities for at least five (5) years after the end of the fiscal year in which the approval is granted.

D.    Post-Trade Review Process.  Following receipt of trade confirms and statements, transactions will be screened for violations of the Code,

including the following:

1.         Same Day Trades: Review Access Person’s trades to note any violations of the Trade Day Ban.

2.         Blackout Period Trades:  Review Access Person trades to note any violations of the Black Out Period policy.

3.         Potential Conflicts: Review Access Person trades to note any instances where individual purchased or sold security within fifteen days of KING’s Investment Advisory Group considering or approving the purchase or sell of the same security.

4.         Other Activities:  transactions that may give the appearance that an
Access Person has executed transactions not in accordance with this
Code.

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King Investment Advisors, Inc.

CODE OF ETHICS

Appendix A: Definitions

(a)                Access Person means:

(i)                 each officer of KING, any employee or agent of KING, or any company in a control relationship to KING who, in connection with the person’s regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a Client advised by KING, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)               any natural person in a control relationship to KING who obtains information concerning recommendations made to a client by KING with regard to the purchase or sale of Covered Securities.

(b)               Beneficial Owner shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person owns or acquires.  A beneficial owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

Indirect pecuniary interest in a security includes securities held by a person’s immediate family sharing the same household.  Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(c)                Control means the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.  Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company.  This presumption may be rebutted by the Chief Compliance Officer (CCO) based upon the facts and circumstances of a given situation.

(d)               Covered Security means any security except:

(i)                 direct obligations of the Government of the United States;

(ii)               banker’s acceptances and bank certificates of deposits;

(iii)             commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization;

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(iv)             repurchase agreements covering any of the foregoing; and

(v)               shares of  open-end investment companies, except for any mutual funds managed by KING.  As an example, all purchases and sells of Fountainhead Special Value Fund must be reported monthly.

(e)        Investment Personnel means any employee of KING who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a client.

(f)        Purchase or sale includes, among other things, the writing of an option to purchase or sell.

(g)        Security held or to be acquired by a client means:

(i)                 Any Covered Security that is held by KING clients or is being considered for purchase by KING for its clients in the immediate future.

(ii)               Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

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KING INVESTMENT ADVISORS, INC.

CODE OF ETHICS

APPENDIX B

EMPLOYEE CLASSIFICATIONS FOR KING CODE OF ETHICS

As of February 25, 2011

AP

IP

As of Date

End Date

Portfolio Managers/Security Analyst
Roger King	Roger King	9/21/01
Pat Swanson	Pat Swanson	9/21/01
Leah Bennett	Leah Bennett	9/21/01
Bryan Lester	Bryan Lester	7/27/09
Jon Speight	Jon Speight	7/01/03
Investment Counselor
Dana Croswhite	Dana Croswhite	8/1/07
Quantitative Analyst
Lane Wimberly	Lane Wimberly	9/21/01
Traders
April Broussard	April Broussard	2/22/11
Jill Silver	Jill Silver	9/21/01
Other Staff
Jane Lightfoot		9/21/01
Beverly Hornsby		9/21/01
Georgann Wolcott		9/21/01
Kym Watson		9/21/01
Karen Liedtke		8/1/05
Ashley Olsen		4/12/07
Alysia Serres		7/5/07
Lindsay Rasmer		1/2/08
Terrie Thomas		7/06/05
Marketing
Michael Zarich		7/23/07
Todd Stephens		8/4/08
Matt Lux		8/27/08

AP=Access Person; IP=Investment Personnel

Part-Time Employees	While Code applies to all, Part-Time Employees are exempt from certain provisions
Jessica Cooper
Independent Directors	While Code applies to all, Independent Directors are exempt from certain provisions
John Servis

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     FORM A

TO:                  CHIEF COMPLIANCE OFFICER

FROM:

RE:                  APPROVAL FOR PERSONAL SECURITY TRANSACTIONS

Pursuant to the King Investment Advisors, Inc. Code of Ethics, I request approval to BUY/SELL  (circle one) shares of _____________________________.

KING clients presently own this security or there is a possibility that KING may purchase this security in the immediate future.

I affirm either:

❑  No transactions in the subject security have been made in the last three business days and will not be made for the next three business days in my clients’ accounts.

OR

❑  Orders have been filled for my clients in the last three days in this security; however,

▪  the trade date was a least one day before my request, and

▪  my transaction is in the same direction as my clients’ trades, and

▪  no transactions in this security will be made for the next three days in my clients’ accounts.

______________________________

Access Person Signature

Approved by:

_______________________________

Pat H. Swanson

Chief Compliance Officer

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    FORM B

DATE:

TO:                  CHIEF COMPLIANCE OFFICER

FROM:

RE:                  PERSONAL SECURITY TRANSACTIONS FOR IMMATERIAL TRADES

Pursuant to the King Investment Advisors, Inc. Code of Ethics, I request approval to make a purchase or sale that will be immaterial to our clients because of the liquidity of the security involved.

I request approval to BUY/SELL  (circle one) ______________ shares of ___________________________.

There have been no trades in this security in clients’ accounts on the day of my proposed purchase or sell.

KING clients presently own this security or there is a possibility that KING may purchase this security in the immediate future.  The average daily volume of trading for the past ten days for this stock is ___________________.  The volume of my trade constitutes less than 1% of this average daily volume for the past ten days; therefore, it will not have a material effect on the price of the stock.

_______________________________

Access Person Signature

Approved by:

______________________________

Pat H. Swanson

Chief Compliance Officer

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KING INVESTMENT ADVISORS, INC.

MONTHLY PERSONAL SECURITIES TRANSACTIONS REPORT

    DATE:   MARCH 2011                         PRINTED NAME:  ____________________________

   NO ACTIVITY FOR MONTH      SIGNATURE:

DATE RETURNED:

TRADE DATE (A)	BUY OR SELL	SYMBOL

A.    SYMBOL

SECURITY	DOES KING CURRENTLY OWN?	IF NOT OWNED, DOES KING PLAN TO PURCHASE? (B)	IF NOT OWNED, DO YOU PLAN TO RECOMMEND PURCHASE? (C)

1.

(A)     Use Trade Date – Not  Settlement Date

(B)     “Yes” if the purchase has been approved by the CIO and the Investment Advisory Group.

(C)     “Yes” if you plan to recommend purchase by KING in the next 15 days.

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KING INVESTMENT ADVISORS, INC.

CODE OF ETHICS

                                   ATTACHMENT A

ACKNOWLEDGEMENT

I understand that I am subject to the Code of Ethics Policy of King Investment Advisors, Inc. (“KING”).  I have read and I understand the KING Code of Ethics Policy and I certify that I have complied with the requirements of the Policy. Also, I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the KING Code of Ethics and Personal Trading Policy.

_____________________________________                                  _________________

Signature                                                                                             Date

This form must be completed and returned to KING’s Compliance Department.